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                                                                EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Tegal Corporation


We consent to incorporation by reference in this registration statement on Form S-8 of Tegal Corporation of our reports dated April 23, 1996, relating to the consolidated balance sheets of Tegal Corporation and subsidiaries as of March 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended March 31, 1996, and the related financial statement schedule, which reports appear in the March 31, 1996 annual report on Form 10-K of Tegal Corporation.


                                                /s/ KPMG Peat Marwick LLP

Palo Alto, California
September 20, 1996